Exhibit 8.1

[ON PWRW&G LETTERHEAD]

(212) 373-3000

(212) 757-3990

June 14, 2012

Harvest Operations Corp.

Suite 2100, 330-5th Ave. S.W.

Calgary, Alberta

Canada T2P 0L4

Ladies and Gentlemen:

We have acted as United States federal income tax counsel for Harvest Operations Corp., a corporation incorporated under the Business Corporations Act (Alberta, Canada), (the “Company”), and North Atlantic Refining Limited, 1496965 Alberta Ltd., Harvest Breeze Trust No. 1, Harvest Breeze Trust No. 2, Breeze Resources Partnership and Hay River Partnership (collectively, the “Guarantors”),  in connection with the Company’s offer to exchange $500,000,000 aggregate principal amount of 6 7/8% Senior Notes due 2017 (the “Exchange Notes”), and the guarantees of the Exchange Notes by the Guarantors for a like principal amount of substantially similar notes and guarantees that were issued by the Company and the Guarantors pursuant to the Offering Memorandum dated September 24, 2010 (the “Initial Notes”) in an offering that was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

The Company has requested that we render our opinion as to certain tax matters in connection with the Registration Statement on Form F-4 (the “Registration Statement”), relating to the registration by the Company of the Exchange Notes to be offered in the exchange offer, filed by the Company on June 14, 2012 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the rules and regulations of the Commission promulgated thereunder (the “Rules”). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.

In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures, (iii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms. In rendering our opinion we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

The opinion set forth below is based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the effective date of the Registration Statement. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts regarding the exchange offer, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, the discussion set forth under the caption “Federal Income Tax Considerations—U.S. Federal Income Tax Considerations” in the Registration Statement, insofar as it expresses conclusions as to the application of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of exchanging Initial Notes for Exchange Notes pursuant to the exchange offer and of the ownership and disposition of Exchange Notes acquired pursuant to the exchange offer.

We are furnishing this letter in our capacity as United States federal income tax counsel to the Company.

We hereby consent to use of this opinion as an exhibit to the Registration Statement, to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement and to the discussion of this opinion in the prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the Rules.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP